Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 27, 2026, relating to the consolidated financial statements and consolidated financial highlights of Flat Rock Core Income Fund, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Other Information” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 27, 2026